EXHIBIT 99.1

NEWS RELEASE	For Further Information Contact:
Donald R. Head, Chairman
Capital Title Group, Inc.
(480) 624-4200
FOR IMMEDIATE RELEASE	Rudy R. Miller, Chairman
The Miller Group
(800) 264-1870
ctgi@themillergroup.net

CAPITAL TITLE GROUP REPORTS FIRST QUARTER RESULTS

SCOTTSDALE, ARIZONA, April 30, 2004 — Capital Title Group, Inc. (Nasdaq: CTGI) — a leading title agency, title insurance underwriter and provider of real estate-related services, today reported results for the first quarter ended March 31, 2004.

Revenue for the three month period was $51.5 million compared with $56.5 million in the first quarter period 2003. Net income available for common shares was $0.2 million or $0.01 per diluted share for the three month period compared to $3.0 million or $0.16 per diluted share in the same period of the prior year.

Capital Title’s results for the three month period reflect the historical seasonal pattern of lower residential real estate activity in the fourth quarter of 2003 and the first quarter of 2004 coupled with a decline in the record pace of refinancings that occurred during 2003. As a result, opened orders decreased from approximately 130,000 in the third quarter of 2003 to 62,500 in the fourth quarter of 2003 resulting in lower revenue in the first quarter of 2004 due to a closing cycle of approximately 45 days from when an order is opened. Opened order counts increased significantly for the first quarter of 2004 to total 97,900.

“With the rebound in orders, revenue for March 2004 actually exceeded revenue for March 2003 by $2.4 million,” stated Donald R. Head, chairman, president and chief executive officer. “However, March’s upsurge was not sufficient to offset weaker results in January and February that reflected lower open order counts produced in the seasonally slower months at the end of 2003.

“Typically, when we experience a reduction in order counts, we reduce staff levels accordingly,” Head said. “With the continuation of an active housing market we anticipated an increase in open order counts in the spring, therefore we maintained a staff level adequate to service the anticipated increase in order counts. While this contributed to lower earnings in the first quarter, we felt it was important to maintain customer service levels, which is a cornerstone of our business model.”

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Capital Title Group, Inc.

REPORTS FIRST QUARTER RESULTS

April 30, 2004

Concluding Head stated, “We anticipate strong improvement in our operating results for the balance of the year.”

Headquartered in Scottsdale, Arizona, Capital Title Group, Inc. provides title insurance and other related services to residential and commercial customers in the real estate industry through its subsidiaries - Capital Title Agency, Nations Holding Group, New Century Title Company, United Title Company, First California Title Company, Land Title of Nevada and AdvantageWare – with 123 offices in Arizona, California and Nevada. The Company is also licensed to issue and underwrite title insurance policies in Arizona, California and Nevada through United Title Insurance Company, a subsidiary of Nations Holding Group. CTG Real Estate Information Services was formed in 2003 to launch the Company’s bundled real estate settlement services. The combined companies have in excess of 1,800 employees.

Visit our web sites for more information on the Company and it subsidiaries:

www.capitaltitlegroup.com     www.newcenturytitle.com     www.capitaltitle.com     www.unitedtitle.com

www.firstcal.com     www.landtitlenv.com     www.awiware.com

Certain statements in this release may be “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These forward-looking statements may include projections of matters that affect revenue, operating expenses or net earnings; projections of capital expenditures; projections of growth; hiring plans; plans for future operations; financing needs or plans; plans relating to the company’s products and services; and assumptions relating to the foregoing.

Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking information.

Some of the important factors that could cause the company’s actual results to differ materially from those projected in forward-looking statements made by the company include, but are not limited to, the following: fluctuations in interest rates that can affect operating results, intense competition, past and future acquisitions, expanding operations into new markets, risk of business interruption, management of rapid growth, need for additional financing, changing customer demands, dependence on key personnel, sales and income tax uncertainty and increasing marketing, management, occupancy and other administrative costs.

These factors are discussed in greater detail in the company’s Annual Report on Form 10-K for the year ended December 31, 2003, as filed with the Securities and Exchange Commission.

FINANCIAL TABLE FOLLOWS:

Capital Title Group, Inc.

REPORTS FIRST QUARTER RESULTS

April 30, 2004

CAPITAL TITLE GROUP, INC. AND SUBSIDIARIES

SUMMARY OF OPERATIONS

FINANCIAL HIGHLIGHTS

(UNAUDITED)

	THREE MONTHS ENDED MARCH 31,
	2004	2003
	(in thousands, except per share data)
Revenue	$51,547	$56,522
Expenses	50,542	50,996

Income before income taxes	1,005	5,526
Income tax expense	408	2,158

Net income	597	3,368
Dividends on preferred stock	349	346

Earnings attributable to common shares	$248	$3,022

Net income per common share:
Basic	$0.01	$0.17
Diluted	$0.01	$0.16
Weighted average number of common shares outstanding:
Basic	18,369,646	17,971,696
Diluted	20,253,508	19,006,435

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